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                                                           | Exhibit 99.1      |
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Community West
Bancshares

445 PINE AVENUE, GOLETA, CA  93117

FOR IMMEDIATE RELEASE
CONTACT:  CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:    805-692-4409
E-MAIL:   CBALTUSKONIS@GOLETA.COM
URL:      HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:   CWBC

COMMUNITY WEST BANCSHARES (CWBC) ANNOUNCES THAT GOLETA NATIONAL BANK'S CONSENT ORDER WITH THE OCC HAS BEEN TERMINATED

Goleta, California, October 27, 2003 - Community West Bancshares (Company) today announced that the Board of Directors of Goleta National Bank (Bank), the Company's banking subsidiary, has been notified by the Office of the Comptroller of the Currency (OCC) that the Consent Order (Order), dated October 28, 2002, has been terminated.

Lynda Nahra, President and Chief Executive Officer of the Bank, noted: "This formal notification represents the end result of a collaborative effort by our entire staff. While the formal release from this Order is gratifying and is certainly a milestone accomplishment, this is just one more step in our mission to build a premier banking franchise. Now that the Order has been terminated, our team can focus all of its energy into executing our strategic initiatives to further enhance shareholder value."

In an October 22, 2003 earnings "News Release", the Company announced a 32% increase in third quarter net income and earnings per share of $.16 for the third quarter and $.30 for year to date. As of September 30, 2003, the Company had $33,862,000 in equity capital, or 11.16% of consolidated total assets, and book value per share was $5.94. Additionally, the Bank had a very strong risk-based capital ratio of 14.28% as of September 30, 2003.

COMPANY  OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Goleta National Bank, which has two full service branches, one in Goleta and one in Ventura, California. The Bank is one of the nation's largest SBA lenders with loan production offices located in California, Florida, Georgia, Nevada, North Carolina, Oregon, South Carolina and Washington. The principal business activities of the Company are Relationship Banking, SBA Lending and Mortgage Lending.

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SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.


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